EXHIBIT 99.4

Dear <AFFILIATE NAME>,

The only constant in this world is change – and we are once again engaging in change to strengthen our long term commitment to customers. As you can see from the attached press release, we have exciting news! We have reached an agreement to become part of a much larger company, Infor Global Solutions. Infor’s acquisition of MAPICS results in one of the largest global providers focused on delivering world-class ERP and Supply Chain solutions to the manufacturing and distribution industries. The combined company will have over 17,500 customers in over 70 countries.

The acquisition of MAPICS is consistent with Infor’s strategy of assembling high quality brands with deep vertical expertise. MAPICS’ 4,500 customers and team of dedicated employees and affiliates with years of manufacturing expertise will strengthen Infor’s position as a leading enterprise software provider to manufacturers and distributors globally. The combined company will provide expanded products and solutions to existing and new customers driving growth and increased market share.

Infor greatly values the affiliate channel that MAPICS has established and understands its importance. This acquisition demonstrates Infor’s commitment to supplementing their direct sales effort with a well-established, indirect sales channel like the MAPICS affiliate network. Infor’s executive team has extensive experience managing a multi-channel environment including direct and indirect sales and implementation resources and believes there will be many opportunities for the continued growth of your business.

Although we have signed a definitive agreement, there is still a period of about 90-120 days before the transaction closes. During this period we will develop a transition plan that details our technology strategy and overall company direction. We will communicate with you regularly during this transition and answer your questions as the plan develops. In the meantime, we must all remain focused on servicing our customers at the high standards both companies have held.

I am sure you can appreciate that we have much work to do over the next several months until the acquisition closes and we transition to Infor Global Solutions. A copy of the letter sent to our customers is attached for your reference. Please encourage all of your customers to attend MPower 2005 International MAPICS Customer Conference in Orlando May 22-25, 2005. At this conference customers will meet the Infor executive team, preview the combined 36-month product roadmap, and learn more about Infor’s long-term strategic plan. We are excited about the future and hope you are as well. If you have any questions or concerns, please contact me.

Sincerely,

<Sales Executive>

Attachment: (1) Press Release; (2) Customer Letter